Exhibit (j)


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the DWS Blue Chip Fund's (the "Fund") Class A, Class B, Class C, Class S, and Institutional Class Shares Prospectuses and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Fund's Class A, Class B, Class C, Class S, and Institutional Class Shares Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 31 to the Registration Statement (Form N-1A, No. 33-17777) of our report dated December 21, 2007, on the financial statements and financial highlights of the DWS Blue Chip Fund, included in the Fund's Annual Report dated October 31, 2007.


                                                     /s/ERNST & YOUNG LLP


Boston, Massachusetts
January 24, 2008